Exhibit 10.1

CONTRIBUTION AGREEMENT

Dated [●] 2021

Between:

Pixium Vision

And:

Second Sight Medical Products Inc.

Exhibit 10.1

Table of contents

1.Definitions and Interprétation5

2.Identification of the parties5

3.relationship between the two companies6

4.rationale and purpose of the contribution6

5.valuation Method and reference accounts7

6.legal and tax Regime of the contribution7

7.Designation and valuation of the contribution10

8.Consideration for the contribution12

9.Conditions precedent12

10.Completion Date of the Contribution13

11.Charges and conditions of the contribution13

12.Pixium’s covenants during the interim period16

13.Representations and Warranties16

14.formalities - miscellaneous18

15.Election of domicile21

16.applicable law – disputes21

Exhibit 10.1

This contribution agreement (the “Contribution Agreement”), dated [●], 2021, is made:

between the undersigned:

1.

PIXIUM VISION, a French société anonyme having its registered office 74, rue du Faubourg Saint-Antoine, 75012 Paris, France, registered with the Commercial Registry of Paris under number 538 797 655 (hereafter referred to as “Pixium”), represented by Mr. Lloyd Diamond, its Directeur-Général (Chief Executive Officer), duly empowered for the purposes hereof;

On the first part,

AND

2.

SECOND SIGHT MEDICAL PRODUCTS INC., a California corporation (hereafter referred to as “Second Sight”), represented by Mr. Matthew Pfeffer, its Chief Executive Officer, duly empowered for the purposes hereof;

On the second part,

Pixium and Second Sight shall be collectively referred to as the « Parties » and individually as a « Party ».

whereas:

A.

On the date hereof, the Parties have entered into a Memorandum of Understanding (hereafter the « MOU ») in the framework of a potential strategic combination of their businesses, with a view to become the market leader in the blindness space offering multiple products through a company with strong organizational synergies. In that context, Pixium has undertaken to contribute to Second Sight all the assets and liabilities in relation to its activity specialised in neuromodulation technology used in the treatment of blindness (hereafter the « Activity »), (the “Contribution”).

B.

In consideration for this Contribution, Second Sight shall issue 34,876,043 new shares, representing 60% of the share capital and voting rights of Second Sight, in accordance with the terms of this Contribution Agreement. The Contribution shall be subject to the prior irrevocable completion of a share capital increase launched by SSMP in a minimum amount of twenty-five million (25,000,000.00) USD (that is approximately 20,5 million euros) (the “Fund Raising”), to be completed immediately prior to and conditional upon the Contribution.

C.

Following the Fund Raising, Second Sight shall transfer the Orion Assets to a subsidiary the share capital of which would be partially spun off to its shareholders (the “Spin-Off”) (together with the Fund Raising and the Contribution, the « Transaction »).

D.	As a result, the Parties have decided to enter into this Contribution Agreement in order to define the terms and conditions of the Contribution.

E.

The Parties jointly agree that the Contribution shall be governed by the provisions of articles L.236-1 to L.236-6 and L.236-16 to L.236-21 of the French Commercial Code (the spin-off regime) in accordance with articles L.236-6-1 and L.236-22 f of the French Commercial Code.

F.	The Parties have requested the President of the Commercial Court of Paris to appoint, on the grounds of article L.236-10 of the French Commercial Code, one or more valuing auditors with the

Exhibit 10.1

mission to issue the reports referred to in articles L.225-147 and L.236-10 of the French Commercial Code and to carry out the checks and verifications required by French law (hereafter the « Valuing Auditors »).

G.	The Transaction has been agreed, subject to the satisfaction of the Conditions Precedent set forth in Article 9 by:

(i)	Pixium’s board of directors during its meeting dated December 3, 2020; and

(ii)	Second Sight’s board of directors during its meeting dated January 5, 2020.

H.

The Contribution Agreement shall be filed with the clerk’s office of the Commercial Court of Paris and shall also be published on the website of each Party for an unbroken period of time starting at the latest thirty days prior to the date on which the general meeting of the relevant Parties is convened to discuss the contemplated Contribution.

this having been said, it is hereafter specified as follows:

1.	Definitions and Interprétation

The exhibits to the Contribution Agreement (an « Exhibit») form an integral part thereof and have the same contractual value as if they were expressly included in the Contribution Agreement and all references to this Contribution Agreement imply the Contribution Agreement and its exhibits.

The provisions set out in articles 640 to 642 of the French Code of Civil Procedure shall apply to calculate the period of time required for the completion of an act or a measure.

All references to a legal provision should be construed to mean its modification, replacement or codification should this be applicable or likely to become applicable to the operations set out in this Contribution Agreement, unless otherwise provided for by the context.

Words including the plural form must include the singular form and vice versa.

2.	Identification of the parties

2.1	Pixium

Pixium is a French société anonyme à conseil d’administration listed on the Euronext Growth market of Euronext Paris (ISIN: FR0011950641).

Its financial year starts on 1 January and ends on 31 December of each year.

Pixium’s corporate purpose is the following:

(i)	research and development in the field of implantable medical and surgical products and equipment;

(ii)	developing including through clinical trials, manufacturing and marketing of all implantable medical and surgical products and equipment;

Exhibit 10.1

(iii)	providing services and service activities in relation to said activities;

(iv)	acquiring, using or selling all processes, patents and intellectual property rights relating to said activities;

(v)

acquiring a stake by any means, either directly or indirectly, in all operations in relation to its corporate purpose, through the creation of a new company, contribution, subscription or acquisition of shares or stakes, merger, creation, acquisition, rental, or      management lease contract of any business or entity; and

(vi)	the technical, administrative and financial management of the entities held by the company.

As at the date of this Contribution Agreement, Pixium’s share capital stands at [●] euros, divided into [●] fully paid-up ordinary shares with a par value of €0.06 each. The shares issued by Pixium are all of the same class and no specific advantage has been granted to Pixium.

2.2	Second Sight

Second Sight is a California company whose shares are listed on the Nasdaq (EYES).

Its financial year starts on 1 January and ends on 31 December of each year.

The corporate purpose of Second Sight is the following: Develops implantable visual prosthetics to potentially enable blind individuals to achieve greater independence.

As at the date of this Contribution Agreement, Second Sight’s share capital stands at [●], divided into [●] fully paid-up ordinary shares with no par value. The shares issued by Second Sight are all of the same class.

As of the date of this Agreement, SSMP has [●] warrants for common stock outstanding.

3.	relationship between the two companies

As at the date of this Contribution Agreement, neither Pixium nor Second Sight holds shares in the other and they have no management executive or director in common. As at the Completion Date, Lloyd Diamond, Chief Executive Officer of Pixium, shall become Chief Executive Officer of Second Sight.

4.	rationale and purpose of the contribution

The Contribution forms part of the contemplated strategic combination of Pixium’s and Second Sight’s activities, set out in paragraph B of the Preamble above, with the aim to become a leader in the treatment of blindness.

In the context of the contemplated strategic combination, the Parties entered into the MOU on the date hereof in order to define the conditions necessary to implement the Transaction.

5.	valuation Method and reference accounts

5.1	Pixium’s accounts

Exhibit 10.1

[●]

[●]

5.2	Second Sight’s accounts

[●]

5.3	Valuation Method

[●]

6.	legal and tax Regime of the contribution

6.1	Legal regime

It is restated that the Parties jointly agree that the Contribution shall be governed by the provisions of articles L.236-1 to L.236-6 and L.236-16 to L.236-21 of the French Commercial Code (the spin-off regime) in accordance with articles L.236-6-1 and L.236-22 of the French Commercial Code, and the issuance of new shares by Second Sight and the Fund Raising shall be governed by the United States’ Securities Act of 1933, the  Securities Exchange Act of 1934, the California Corporations Code, and the California Corporate Securities Law of 1968.

Pixium and Second Sight expressly agree that the Contribution shall be governed by the provisions of article L.236-21 of the French Commercial Code and to exclude any joint and several liability between them.

In view of the absence of liability and in accordance with the provisions of articles L.236-14 and L.236-21 of the French Commercial Code, the creditors who are not debenture holders of Pixium and, if necessary, of Second Sight, whose claims predate the publicity given to this Contribution Agreement may file an appeal within a thirty-day (30) period starting on the date on which the Contribution Agreement was announced or published on the website of each Party, as provided by article R.236-2 of the French Commercial Code or, as the case may be, by article R.236-2-1 of the French Commercial Code.

In accordance with article L.236-18 of the French Commercial Code, the Contribution Agreement will be submitted to the meeting, or written consultation, of bondholders of Pixium unless the redemption of the securities upon their request is offered to the said bondholders.

It is specified that the provisions set out above cannot be considered as an admission of debt towards so-called creditors, the latter being required to set out their rights and provide justification of their titles.

According to Article L.236-14 of the French Commercial Code, an appeal filed by a creditor would not result in the Contribution being prohibited.

6.2	Tax regime

6.2.1	General Provisions

Exhibit 10.1

This Contribution Agreement will take effect, on a tax standpoint, on [●].

Pixium and Second Sight, through their representatives, oblige themselves to comply with all applicable legal provisions, regarding the returns to be established and the payment of any and all taxes resulting from the final completion of the Contribution, in accordance with the provisions hereafter.

Pixium shall file, by electronic means, within the same delay as the tax return for the financial year during which the Contribution occurred, a special declaration enabling the French tax administration authorities to assess the reasons for and consequences of the Contribution (see article 210-0 A, IV of the French Tax Code).

6.2.2	Corporate Income Tax

As the contributed Activity constitutes Pixium’s sole activity, the Parties agree, with respect to corporate income tax, that the present partial contribution of assets will be subject to the French favourable tax regime of article 210 B of the French Tax Code where the conditions to benefit from such French favourable tax regime are satisfied.

In accordance with article 210 B of the French Tax Code, Pixium shall comply with the reporting obligations provided for under article 54 septies of the French Tax Code and attach to its tax return, an “54 septies” form monitoring notably capital gains subject to deferred taxation with the requirement of the French tax authorities.

In addition, Pixium shall calculate the capital gains (or losses) resulting from the subsequent sale of the securities issued in consideration for the Contribution on the basis of the value, from a tax standpoint, of the assets and rights contributed in its own books.

In accordance with article 210 C, 2 of the French Tax Code, the contributed assets will be attached to Second Sight’s permanent establishment in France.

In addition, Second Sight shall comply with the obligations of the beneficiaries under article 210 A, 3 of the French Tax Code in so far as such obligations relate to the complete branch of activity contributed:

-

Record as liabilities in its balance sheet, on the one hand, the provisions subject to deferred taxation and on the other hand the special reserve in which Pixium has recorded the long term capital gains subject to the reduced rate of 10%, 15%, 18%, 19% or 25% as well as the reserve in which the provisions for exchange rate fluctuations have been have been recorded in accordance with the sixth paragraph of  5° of 1 of article 39 of the French Tax Code, relating to the contributed branch;

-	Substitute itself for Pixium for the recapture of any income whose taxation may have been deferred at the level of Pixium, in the taxable income of its permanent establishment in France;

-	Calculate the capital gains recognized in case of a subsequent disposal of the fixed non-depreciable assets contributed by reference to the fiscal value they had in the Pixium’s books;

Exhibit 10.1

-

Add-back in the taxable income of its permanent establishment in France subject to corporate tax income, under the terms and conditions of article 210 A of the French Tax Code, the capital gains realized on the contribution of depreciable assets;

-

In accordance with paragraph 3 d of article 210 A of the French Tax Code, in the event of the transfer of depreciable assets, submit to immediate taxation the fraction of the capital gain relating to the assets transferred that has not yet been reintegrated;

-

Record in the balance sheet of its permanent establishment in France, the contributed assets other than fixed assets at the value they had, from a tax standpoint, in Pixium’s books, or, failing this, add-back to the taxable income for the financial year during which the Contribution occurred, the income corresponding to the difference between the new value of these assets and the value they had, from a tax standpoint, in Pixium’s books;

-

Comply, as the case may be, with the commitments of Pixium with respect to the securities received in connection with this Contribution that result from prior transactions carried out under the benefit of the favourable tax regime.

As may be necessary, Second Sight declares opting for the special regime provided for in Article 42 septies of the French Tax Code with respect to the taxation of the portions of the equipment grant not taxed at the level of Pixium and related to the contributed Activity.

6.2.3	Value Added Tax

Pixium’s and Second Sight’s representatives agree that the partial contribution of assets constitutes an universality of assets within the meaning of article 257 bis of the French Tax Code. Pixium and Second Sight, through its permanent establishment in France, declare that they are subject to VAT as regard to a universality of assets.

Consequently, the contributions of intangible personal property and movable capital assets included in the Contribution are exempted from VAT.

In accordance with the aforementioned legal provisions, Second Sight will continue through its permanent establishment in France, to act on behalf of  Pixium, in particular for the regularization of the tax deducted by Pixium.

The Parties declare that the amount of the transmission of a universality of assets under this Agreement will be mentioned in their respective VAT tax returns (so-called CA3) on the line “Other non-taxable operations” (“autres opérations non imposables”).

6.2.4	Registration Duties

Since the contribution of the Activity is made of a complete and autonomous branch of activity within the meaning of article 817 A of the French Tax Code and articles 301 E and 301 F of the annex II to the French Tax Code, it shall benefit from the provisions of article 817-I of the French Tax Code.

As a consequence, the Contribution will be registered for free, in accordance with article 816-I of the French Tax Code.

Exhibit 10.1

6.3	Transfer of employees

All the employees listed in Exhibit 6.3 and dedicated to the Activity, including if necessary the protected employees, shall be transferred automatically to Second Sight on the Completion Date in accordance with article L. 1224-1 of the French Labour Code.

Second Sight shall, as a result of the completion of the Contribution, be merely subrogated in the benefits and the obligations resulting from the employment agreements of the employees transferred as from the Completion Date.

Pixium specifies that the premises on which the Activity is carried out are governed by the agreements listed on Exhibit 6.3.

Pixium specifies that the applicable collective bargaining agreement is that of the metalworking industry and that said agreements and the related collective agreements shall continue to apply to the employees following their transfer to Second Sight, under the conditions set out in article L. 2261-14 of the French Labour Code.

Finally, the corporate practices, atypical agreements and unilateral decisions applicable to Pixium shall be transferred to Second Sight and shall continue to apply subject to termination by Second Sight.

7.	Designation and valuation of the contribution

7.1	Contribution

7.1.1

The Contribution includes all the assets and liabilities, rights and securities (but not limited to) which constitute the Activity as set out in article 7.2 and in Exhibit 7.1.1. All these items are contributed to Second Sight, whether they are set out in Exhibit 7.1.1 or not and in the state in which they will be on the Completion Date. For clarity, no obligations to issue any equity or profit interest shall constitute a liability included in the Activity, and no such liability shall be assumed by Second Sight.

7.1.2	The tangible and intangible assets making up the Assets and covered by this Contribution Agreement constitute a complete branch of activity which may be operated autonomously.

7.1.3	The Activity has been valued on the basis of its market value determined by the multicriteria method set out in article 5.3 for a value of [●] euros.

7.1.4

The valuation of the Activity shall be reviewed by the Valuing Auditors. The Contribution shall be reviewed in the written reports to be provided to the shareholders of the Parties by the Valuing Auditors as set out in articles L.225-147 and L.236-10 of the French Commercial Code.

7.2	Designation and valuation of the assets contributed

The Contribution includes all the items relating to the Activity contributed (but not limited to), as set out in Exhibit 7.1.1, and notably the following main items:

Exhibit 10.1

-	the current intellectual property agreements set out in Exhibit 7.1.1 relating to the Activity and the other intangible assets contributed;

-	the intellectual property items detailed in Exhibit 7.1.1.;

-	the authorisations granted by the public bodies which are required to carry out the activities of the Activity, to hold and use its assets and to comply with the applicable laws;

-	the right to use software and other similar rights;

-	the right to lease the premises located 74, rue du Faubourg Saint-Antoine, 75012 Paris, France, where the Activity is carried out as set out in Exhibit 7.1.1 ;

7.3	Transferred liabilities

7.3.1

In the context of the Contribution, as from the Completion Date, Second Sight shall, subject to Section 7.1.1, assume all the liabilities relating to the Activity, in particular the debts listed below and recorded in Pixium’s balance sheet:

Financial debts:

Loans and debts owed to financial institutions:[__] euros

Other loans and debts owed: [__] euros

Operating liabilities

Debts to suppliers and related accounts: [__] euros

Tax and employee debts: [__] euros

7.3.2	It is specified that in addition to the liabilities set out above, Second Sight shall assume Pixium’s off-balance sheet commitments, as detailed in Exhibit 7.1.1.

7.4	Ownership and enjoyment rights

7.4.1

Subject to the terms of this Contribution Agreement and to the satisfaction of the Conditions Precedent set out in Article 9, Pixium grants, under the ordinary legal guarantees, without restriction or reservation, to Second Sight which accepts, the full ownership of all the assets and liabilities, rights and securities, without exception or reservation, which make up the Activity in an amount of [●] euros, as of the Completion Date.

7.4.2

Second Sight shall have the ownership of the assets and rights contributed in respect of the Activity on the Completion Date. It is specified that both the active and passive transactions carried out by Pixium on the date of this Contribution Agreement shall be considered as having been carried out for the exclusive benefit of Second Sight.

7.4.3

Second Sight agrees to take over as from the date on which it will have the ownership over the Activity all the assets and liabilities at that date and in lieu of those set out in Exhibit 7.1.1 of the Contribution Agreement. More generally, Pixium shall be merely subrogated in all rights, acts, obligations and undertakings insofar as said rights, acts, obligations and undertakings relate to the Activity.

Exhibit 10.1

8.	Consideration for the contribution

8.1

Subject to the satisfaction of the Conditions Precedent, the Contribution is made by Pixium and accepted by Second Sight in consideration for the issuance by Second Sight for the benefit of Pixium, of 34,876,043 shares of common stock of Second Sight (hereafter the « New Shares »).

8.2	The issuance price of the New Shares to be issued by Second Sight in consideration for the Contribution has been calculated by Pixium and Second Sight on the following basis[1]:

-	on the one hand, the fair market value of Second Sight on the date hereof, that is [●]; and

-	on the other hand, the fair market value of the assets and liabilities making up the Activity valued at a global amount of [●].

8.3

As at the Completion Date, the New Shares shall be issued by Second Sight, fully subscribed and fully paid and governed by the provisions of the articles of association of Second Sight. They shall be dividend-paying shares which shall be distributed after their creation and shall be free of all securities, restrictions or third-party rights.

8.4

Second Sight’s board of directors has received an opinion from its financial advisor to the effect that, as of the date of such opinion and based on and subject to the various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as set forth therein, the Contribution is fair, from a financial point of view, to Second Sight.

9.	Conditions precedent

9.1	Each Party’s obligation to consummate the Contribution is subject to the satisfaction or waiver of the following conditions precedent:

9.1.1	Issuance of their reports by the Valuing Auditors confirming the fairness of the Contribution and its consideration;

9.1.2	Expiry of the 30 days-period under Article R.236-2 of the French Commercial Code;

9.1.3	Approval by the shareholders of Pixium and Second Sight of the Contribution Agreement, the valuation and consideration for the Contribution in accordance with the followings:

1.	Approval by Pixium’s shareholders’ meeting of all the resolutions in a form substantially identical to those set forth in Schedule 9.1.3.1;

2.	Approval by Second Sight’s shareholders’ meeting of all the resolutions in a form substantially identical to those set forth in Schedule 9.1.3.2.

9.1.4	Irrevocable completion of the Fund Raising conditional upon Contribution;

9.1.5	Approval by the bondholders of Pixium of the Contribution;

[1]	Note to Draft: The accounting treatment will have to be validated according to U.S. accounting standards.

Exhibit 10.1

9.1.6	Transfer of the contracts listed in Schedule 9.1.6 ;

9.1.7	Clearance by the French Ministry of Economy under the foreign direct investment screening referred to in Articles L.151-3 et seq. of the French Monetary and Financial Code;

9.1.8

There shall not be any Action pending by or before any Regulatory Authority in which a Regulatory Authority is a party nor shall there be any Order or Law in effect that, in either case, restrains, enjoins, prevents, prohibits or makes illegal the consummation of the Transaction.

9.2

The Parties undertake to cooperate fully and to make their commercially reasonable efforts, within the limits of their respective powers and each in its own respect, to ensure that the abovementioned conditions (the “Conditions Precedent”) are met.

9.3	In accordance with the provisions of article 1304 of the French Civil Code, the satisfaction of the Conditions Precedent shall have no retroactive effect.

9.4	The Conditions Precedent listed in Section 9.1 above are stipulated to the benefit of both Parties and may only be waived by their mutual consent.
10.	Completion Date of the Contribution

The Contribution and the issuance of New Shares by Second Sight shall be carried out on the date of completion of the last condition precedent set out in Article 9 of this Contribution Agreement (hereafter the « Completion Date »).

11.	Charges and conditions of the contribution

This Contribution Agreement is granted and accepted subject to the Parties’ compliance with the following requirements and conditions:

11.1

Second Sight shall take over the assets and rights in the state in which they are on the Completion Date and shall not be entitled to take any action against Pixium for any reason whatsoever, in particular on the grounds of a change in the composition of the assets and rights, insolvency of debtors, wear and tear or poor condition of the equipment, error in the designation or the capacity, regardless of the difference.

11.2

Second Sight shall be bound by the passive easements either apparent or hidden, continuous or discontinuous, conventional or legal, unless Second Sight should decide to benefit from the active easements if there are any.

11.3

Second Sight shall pay, after the Completion Date, all the taxes, contribution, charges, rents, either ordinary or extraordinary, due on the assets and rights contributed, in each case for the periods starting from the Completion Date.

11.4

Second Sight shall pay, after the Completion Date, all insurance premiums and contributions as well as all charges payable on the assets contributed and those due or which will become due for their exploitation, in each case incurred for the periods starting from the Completion Date.

11.5	Second Sight shall carry out all formalities required for the transfer of the assets and rights contributed and to render said transfer effective against third parties.

Exhibit 10.1

11.6

Second Sight shall be personally responsible, without the right to take any action against Pixium, for the performance or the termination at its own cost and risks, of all agreements, treaties, contracts, protocols, conventions entered into with clients, suppliers, creditors, employees and more generally all third parties, insurance policies or other undertakings entered into by Pixium prior to the Completion Date as regards the Activity governed by this Contribution Agreement; provided that in each case Second Sight shall only be liable for obligations under such agreements, treaties, contracts, protocols, conventions and other undertakings arising after the Completion Date.

11.7

Second Sight shall be substituted to Pixium in all rights and obligations relating to the Activity and the assets and rights transferred; provided that in each case Second Sight shall only be liable for obligations arising after the Completion Date.

11.8

On the same day, Second Sight shall enter into, without the right to take any action against Pixium, all treaties, agreements, conventions and undertakings relating to the assets and rights contributed.

11.9

Second Sight shall also be subrogated in all rights and obligations resulting from all leases and rights of occupancy and their amendments set out in Exhibit 7.1.1 relating to the Activity contributed; consequently, Second Sight shall pay all fees and rents relating to said leases and occupancy rights incurred after the Completion Date, Second Sight shall comply with all related clauses and conditions after the Completion Date of this Contribution Agreement.

11.10

As the transfer of the commercial leases is made through a partial transfer of assets under the conditions set out articles L. 236-6-1 and following of the French Commercial Code and in accordance with article L. 145-16 of the French Commercial Code, Second Sight shall, notwithstanding all provisions to the contrary, be subrogated in the rights and obligations arising from the commercial leases relating to the Activity; provided that in each case Second Sight shall only be liable for obligations arising after the Completion Date.

11.11

Second Sight shall comply with the laws, decrees, rules and practices relating to the business contributed and shall be personally responsible for requesting all authorisations which may be necessary, at its own risks.

11.12	Second Sight shall be merely subrogated in all rights, actions, mortgages, pledges relating to the debts contributed.

11.13

Second Sight shall be fully subrogated in the rights of Pixium to recover all debts including bad debts contributed under this Contribution Agreement, institute and follow up all legal proceedings, approve all decisions, receive and pay all amounts due as a result of said decisions, inasmuch as they relate to the activity or assets and rights contributed, it being specified that at this date no litigation is ongoing, as set out in Exhibit 7.1.1.

11.14

Second Sight shall be liable for the debts of Pixium that it is taking over under the conditions set out herein without joint and several liability with it and without entailing novation vis-à-vis creditors.

11.15

As of the date hereof and until the Completion Date, Pixium shall refrain from transferring all or part of the items of the Activity to a third party or from granting any security, option, promise or undertaking or any other right which would restrict the ownership rights relating to the items of the Activity.

Exhibit 10.1

11.16

Pixium shall merely withdraw from all rights and actions under which it would benefit from the assets and rights contributed. Consequently, it expressly waives the right that the registrations be made for its benefit, in all clerk’s offices or other offices and gives all due exemptions and discharges.

11.17

As regards the agreements listed in Exhibit 11.17, whose transmission would be subject to the agreement of a contractual partner or a third party, Pixium undertakes to request the necessary agreements or approval prior to the Completion Date.

11.18

Pixium undertakes to make all necessary notifications and request the discharge of any right of pre-emption which may encumber the assets and rights contributed, prior to the Completion Date of the Contribution.

11.19

Should the holder of a pre-emption right exercise its right at the time of the Contribution, the Contribution would not be challenged and Second Sight would be entitled to the price, regardless of the difference between said price and the value of the asset.

11.20

Pixium undertakes to provide Second Sight with all the necessary information, as well as any signatures and assistance as regards the contribution of the assets and rights included in the Contribution as provided herein.

11.21

Pixium undertakes upon Second Sight’s first request to have all additional, reiterative or confirmatory acts relating to the Contribution drawn up and to provide all justifications and signatures which may be required at a later date.

11.22	Pixium undertakes to deliver to Second Sight, immediately following the Completion Date, all the assets and rights contributed as well as all related books, records and documents.

12.	Pixium’s covenants during the interim period

12.1

As of the date hereof and until the Completion Date, Pixium shall refrain from transferring all or part of the elements constituting the Activity that it holds to a third party or grant any type of encumbrance, liens, option, promise or commitment of any nature whatsoever, or any other right whatsoever to the benefit of any person which could restrict the ownership of the elements constituting the Activity.

12.2

In the event that a lien or pledge is registered on all or part of the elements of the Activity between the date hereof and the Completion Date, Pixium undertakes to make its best efforts at its own expense to ensure that the liens or pledges are discharged or, as the case may be, cancelled as soon as possible, and to hold Second Sight harmless from any prejudice that Second Sight may suffer as a result of these registrations.

12.3

Pixium undertakes to provide Second Sight with all information that the latter may require, to provide Second Sight with all signatures, to draw up all additional, repetitive or confirmatory documents for the Contribution and to provide all justifications and signatures that may subsequently be necessary to ensure the transfer of the property and rights included in the Contribution and the full effect of this Contribution Agreement with respect to any person.

12.4

Pursuant to Article L. 236-9 paragraph 5 of the French Commercial Code, the board of directors of Pixium and the board of directors of Second Sight shall respectively inform the shareholders of these companies, of any material change in the assets contributed or the liabilities assumed between the date hereof and the date of approval of the Contribution by the shareholders.

Exhibit 10.1

13.	Representations and Warranties

13.1	Representations and warranties of Pixium

Pixium represents and warrants to Second Sight, as of the date of execution of this Contribution Agreement and the Completion Date:

13.1.1	Organization – Good standing

Pixium is an entity duly organized and validly existing under the Laws of its jurisdiction of organization and has full capacity to hold its assets and carry on its business as currently conducted.

13.1.2	Corporate authority

Pixium has all requisite corporate power and authority to execute and perform this Contribution Agreement.

The execution of this Contribution Agreement and its execution by Pixium has been duly authorized by its competent corporate bodies.

With the exception of the Conditions Precedent referred to in the Contribution Agreement, no administrative authorization shall be obtained by Pixium prior to the Completion Date for the purposes of carrying out the transactions contemplated by this agreement.

The Contribution Agreement has been duly signed on behalf of Pixium and its obligations under this agreement are valid and enforceable.

13.1.3	Insolvency

Pixium is not in a situation of suspension of payments.

Pixium is not subject to any liquidation or other similar proceedings under any law or regulation applicable. Pixium has not requested the opening of safeguard or conciliation proceedings nor the appointment of a purpose trustee (mandataire ad hoc) or any other similar proceedings under any applicable law or regulation.

13.1.4	No conflicts

Neither the execution and the performance of the Contribution Agreement will result in any breach or violation of the provisions of (i) any law or regulation applicable, (ii) agreement to which Pixium is a Party, the effect of which would deprive it of its ability to perform its obligations under this Contribution Agreement or (iii) any injunction, judgment, order, decree, decision or any act to which Pixium is a party or by virtue of which Pixium or its assets are related, the effect of which would deprive it of its ability to perform its obligations under the Contribution Agreement.

To its knowledge, there are no legal or administrative proceedings pending against it that would be likely to significantly delay the completion of the transactions contemplated by the Contribution Agreement.

Exhibit 10.1

13.1.5	Ownership of the Activity

Pixium shall have, on the Completion Date full ownership of the Activity, which shall be free of any restriction or security interest, option, third party right, promise or commitment of any nature whatsoever, lien or any right whatsoever in favor of any person of such nature as to restrict its ownership.

13.2	Representations and Warranties of Second Sight

Second Sight represents and warrants to Pixium, as of the date of execution of this Contribution Agreement and the Completion Date:

13.2.1	Organization – Good standing – Share capital

Second Sight is an entity duly organized and validly existing under the Laws of its jurisdiction of organization and has full capacity and to hold its assets and carry on its business as currently conducted.

As of the date of this Agreement, [●] shares of Second Sight common stock are issued and outstanding and no shares are held in treasury by Second Sight. No shares of Second Sight preferred stock are issued or outstanding.

13.2.2	Corporate authority

Second Sight has all requisite corporate power and authority to execute and perform this Contribution Agreement.

The execution of this Contribution Agreement and its execution by Second Sight has been duly authorized by its competent corporate bodies.

With the exception of the Conditions Precedent referred to in the Contribution Agreement, no administrative authorization shall be obtained by Second Sight prior to the Completion Date for the purposes of carrying out the transactions contemplated by this agreement

The Contribution Agreement has been duly signed on behalf of Second Sight and its obligations under this agreement are valid and enforceable.

13.2.3	Insolvency

Second Sight is not in a situation of suspension of payments.

Second Sight is not subject to any liquidation or other similar proceedings under any law or regulation applicable. Second Sight has not requested the opening of a safeguard or conciliation proceeding nor the appointment of a purpose trustee (mandataire ad hoc) or any other similar proceedings under any applicable law or regulation.

13.2.4	No conflicts

Neither the execution and the performance of the Contribution Agreement will result in any breach or violation of the provisions of (i) any law or regulation applicable, (ii) agreement to which Second Sight is a Party, the effect of which would deprive it of its ability to perform its obligations under this Contribution Agreement or (iii) any injunction, judgment, order, decree,

Exhibit 10.1

decision or any act to which Second Sight is a party or by virtue of which Second Sight or its assets are related, the effect of which would deprive it of its ability to perform its obligations under the Contribution Agreement.

To its knowledge, there are no legal or administrative proceedings pending against it that would be likely to significantly delay the completion of the transactions contemplated by the Contribution Agreement.

14.	formalities - miscellaneous

14.1	Cooperation

14.1.1

The Parties undertake to cooperate in order to, among other things, sign all documents, take all measures and provide all information that may be necessary or appropriate for the purposes of carrying out the operations provided for in the Contribution Agreement and, more generally, to do nothing, directly or indirectly, that could make the execution of the Contribution Agreement more difficult or impossible.

14.1.2

In the event of any investigation or litigation affecting Pixium after the Completion Date in connection with Pixium, the Activity or the operations described herein, Second Sight undertakes to cooperate with a view to providing Pixium with the information that could be reasonably needed to usefully prepare its defense.

14.2	Notices

14.2.1	Any notice under the Contribution Agreement shall be validly made:

1.either by email;

2.or by registered letter with acknowledgment of receipt;

3.or delivered by hand against an acknowledgment of delivery.

14.2.2

Any notice made under this Article by email must be accompanied by a notice sent no later than the next Business Day by one of the means stipulated above and will take effect on the date of first presentation at the recipient’s address in the case of a registered letter and on the date of acknowledgment of receipt in the case of a hand-delivery.

14.2.3	The notices under the Contribution Agreement shall be validly delivered to the following persons:

1.	if to Pixium, to:

Pixium Vision

74 Rue du Faubourg Saint-Antoine, 75012

Paris, France

Attn: Lloyd Diamond and Guillaume Renondin

Email: ldiamond@pixium-vision.com and grenondin@pixium-vision.com with a copy (which shall not constitute notice) to:

Brandford Griffith

9 rue des Pyramides – 75001

Paris, France

Attn: Henri Brandford Griffith and Stanislas Langlois

Email: hbg@brandfordgriffith.Com and s.langlois@brandfordgriffith.com

Exhibit 10.1

and

Fenwick & West LLP

801 California Street

Mountain View, CA 94041

Attn: Robert Freedman and David Michaels

Email: rfreedman@fenwick.com and dmichaels@fenwick.com

2.	if to Second Sight, to:

Second Sight Medical Products

12744 San Fernando Road Suite 400

Sylmar, CA 91342 USA

Attn: Matthew Pfeffer

Email: mattpfeffer@sbcglobal.net

with a copy (which shall not constitute notice) to:

DLA Piper LLP (US)

2000 University Avenue

East Palo Alto, California 94303

Attention: Brandee Diamond

Email: Brandee.Diamond@us.dlapiper.com

14.3	Formalities

Pixium and Second Sight shall carry out within the legal deadlines all legal and regulatory publications and legal filings relating to the Contribution in order to make it enforceable against third parties. In particular, this Contribution Agreement shall be filed with the clerk’s office of the Paris Commercial Court, in accordance with applicable laws and regulations.

14.4	Expenses

All costs and expenses (including registration fees, if applicable) incurred in connection with the Contribution or the Contribution Agreement shall be borne by Pixium (with the exception of all costs, expenses and fees due by Second Sight under any law or regulation applicable to it), it being specified that each Party shall bear the costs and fees of their respective counsels.

14.5	Compulsory execution

Each Party acknowledges that the failure to perform its obligations under the Contribution Agreement would not be sufficiently sanctioned by damages and agrees that the other Party may always sue and obtain the execution in kind in the event of a breach of the Contribution Agreement in accordance with the provisions of the article 1221 of the French Civil Code, without prejudice, where applicable, to any additional damages. Each Party acknowledges and agrees that such enforcement will not result in, nor constitute, a “manifest disproportion” within the meaning of the abovementioned article 1221.

14.6	No renegotiation

Exhibit 10.1

Each Party hereby agrees to waive any right they may have under article 1195 of the French Civil Code so that the Parties fully assume any risk which may arise from any of the unforeseeable circumstances referred to under such article.

14.7	Entire agreement

The Contribution Agreement constitutes, together with the other documents of the Transaction (including the MOU), the entire agreement among the Parties with respect to the subject matter hereof and supersede all previous correspondence, communications, agreements and undertakings between the Parties related to the subject matter hereof.

The Parties undertake, throughout the duration of the Contribution Agreement, not to enter into any agreement, act, contract or other commitment with third parties that would conflict with the provisions of the Contribution Agreement or that would constitute a breach of the provisions of the Contribution Agreement.

14.8	Severability

This Contribution Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the Parties hereto intend that there shall be added as a part of this Contribution Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

14.9	Amendment

Any term of the Contribution Agreement may be amended only with the prior written consent of each Party.

14.10	Waiver

No failure in exercising any right hereunder shall be construed as a waiver to invoke such provision in another case or to invoke any other provision.

14.11	Confidentiality – Publicity

The Parties agree to keep confidential the provisions of the Contribution Agreement, subject to their legal and regulatory obligations and to the disclosure of said provisions required to allow the completion of the operations provided for in the MOU, in particular regarding the filing of the Contribution Agreement with the clerk’s office of the Paris Commercial Court and the information of the public through the websites of the Parties (as described in paragraph H the Preamble), or the implementation of any provision of the MOU and in particular the disclosure to banking institutions, financing institutions and potential investors in the context of the implementation of the Share Capital Increase and the Offer.

Each Party undertakes to submit to the other Party, for prior approval, any draft press release or document made available to the public in connection with the Contribution, at least one business day prior to its effective publication.

15.	Election of domicile

Exhibit 10.1

For the entire performance of this Contribution Agreement and all acts or minutes caused by or resulting from it, either directly or indirectly, the Parties elect domicile at their respective registered offices.

16.	applicable law – disputes

16.1	This Contribution Agreement is governed by and construed in accordance with the laws of France.

16.2

Any dispute in connection with the validity, performance or interpretation of the Contribution Agreement which cannot be settled amicably by the Parties shall be settled by the courts within the jurisdiction of the Court of Appeal of Paris.

Signed in [●], on [●] 2021

In 4 original copies

Pixium Vision Represented by Lloyd Diamond Directeur-Général (CEO)	Second Sight Medical Products Inc. Represented by [●] [●]